Exhibit 99.2

EXPLANATION REFERRED TO IN PART IV, ITEM (3) OF FORM 12b-25

Significant Changes in Results of Operations

The Registrant is required by Part IV, Item (3) of Form 12b-25 to provide as part of this filing an explanation regarding whether the results of operations expected to be reported for the year ended December 31, 2006, will reflect significant changes from its results of operations for the year ended December 31, 2005. The following summarizes the significant changes that the Registrant expects to report in its results of operations for its fiscal year ended December 31, 2006 together with a narrative explanation of these changes.

The Registrant expects to report that revenue increased $38.1 million, or 499%, to $45.8 million for the twelve months ended December 31, 2006 from $7.6 million for the same period in 2005. The increase in revenue was due to the acquisitions of Manitex, Inc. and Liftking Industries Inc. (the “Acquisitions”). Without these Acquisitions, revenues would have decreased $2.5 million or 33% from 2005 to 2006, as the Testing & Assembly equipment segment had no significant revenues from the production of specialty machines in the third and fourth quarters.

The Registrant expects to report that cost of sales increased $34.2 million, or 462%, to $41.6 million for the period ended December 31, 2006 from $7.4 million for the same period in 2005. The Registrant attributes the increase in cost of goods sold to the Acquisitions plus an impairment charge of $0.7 million relating to the Testing & Assembly equipment segment.

The Registrant expects to report that gross margin increased $3.9 million, or 1647%, to $4.1 million for the twelve month period ended December 31, 2006 from $0.2 million for the same period in 2005. As a percentage of sales, the Registrant expects to report that gross margin was 9% for the twelve month period in 2006 and 3% for twelve month period in 2005. The Registrant attributes the increase in gross margin to the Acquisitions.

The Registrant expects to report that selling, general and administrative expenses increased $3 million, or 95%, to $6.3 million for the twelve months ended December 31, 2006 from $3.2 million for the same period in 2005. This Registrant attributes this increase to the Acquisitions.

On March 29, 2007, our Board of Directors approved a plan, to sell our Testing & Assembly equipment segment, in order to focus management’s attention and financial resources on our Lifting Equipment segment. In connection with the preparation of our 2006 year-end financial statements, the Board determined that certain of our Testing & Assembly equipment segment’s long lived assets were impaired. Accordingly, the Registrant expects to record a total impairment charge of $6.6 million, $5.9 million of which is attributable to long-lived assets.

The Registrant expects to report an operating loss of $8.3 million for the twelve months ended December 31, 2006 versus an operating loss of $3.4 million for same period in 2005. Excluding the effect of the Acquisitions and impairment charges, this is primarily attributable to a decrease in revenues in the Testing & Assembly equipment segment.

As a result of the foregoing factors, the Registrant expects to report a net loss of $8.9 million for the twelve months ended December 31, 2006 as compared to net loss of $2.3 million for the same period in 2005.